Exhibit 99.1

OCEAN POWER TECHNOLOGIES and MITSUI ENGINEERING & SHIPBUILDING ANNOUNCE AGREEMENT TO COMMERCIALIZE POWERBUOYS®

Pennington, New Jersey –      October 24, 2013 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) ("OPT" or the "Company") and Mitsui Engineering & Shipbuilding Co., Ltd. (“MES”) today announced that they have signed a new agreement to cooperate in the development and commercialization of OPT’s PowerBuoy® technology.

Building on the successful work previously done together by the companies, this agreement sets forth the terms of technology licensing and other financial arrangements between MES and OPT regarding OPT’s PowerBuoy systems. Under the terms of the agreement, MES has the licensed right to sell OPT’s PowerBuoys for both grid-connected utility and autonomous applications in Japan, the Philippines, Malaysia, Vietnam, Mozambique, South Africa and Namibia. The license provides for a renewable 10-year term under which MES has the exclusive right to manufacture and sell PowerBuoys in its territory, for which sales OPT will receive royalty payments. Under terms to be agreed by MES and OPT, OPT also will sell to MES the Power Take-Off systems to be integrated in all PowerBuoys sold by MES. Furthermore, MES will receive commission payments for any customers outside its territory that MES refers to OPT. Recognizing MES’s manufacturing capabilities and expertise in the building of ships and offshore platforms, MES has the first refusal right to manufacture PowerBuoys sold outside its territory, subject to certain exceptions.

Mr. Hirotaka Ohashi, Deputy Director of Business Development and Innovation Hq. at MES, said “We are very pleased to enter into this important agreement with OPT to develop new business opportunities for the PowerBuoy technology. MES looks forward to continuing to work with OPT, and we believe that wave energy is important to our vision of reducing dependence on fossil fuels.”

“This agreement between OPT and MES marks a significant milestone in the commercialization of our technology,” said Mr. Charles F. Dunleavy, Chief Executive Officer of OPT. “We are very excited to build on the work we have done over the past several years with MES, and we appreciate this recognition of the great business opportunity provided by our PowerBuoys, for both grid-connected and autonomous applications.”

The agreement also documents the understanding between OPT and MES regarding the use of existing intellectual property and any improvements expected to be created by the parties during the term of the agreement.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the manufacture, marketing and sale of the Company’s products, the performance of the parties under the agreement, and the on-going relationship with MES. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from more than 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

About Mitsui Engineering & Shipbuilding Co., Ltd.

The principal business of Mitsui Engineering & Shipbuilding (“MES”) is machinery and shipbuilding. With annual revenues in excess of $8.0 billion, MES’s activities include manufacturing and sales of various types of industrial machinery, such as engines, boilers, gas turbines and robotic systems, and plant construction for water and waste treatment facilities, bridges, and watergates. Its shipbuilding business comprises a broad array of natural resource carriers and double hull tankers. MES is a publicly-held company with over 10,000 employees.

Contact information:

Ocean Power Technologies, Inc. Charles F. Dunleavy, Chief Executive Officer	Telephone: +1 609 730 0400

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